EXHIBIT 23.3






                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Travelers Group Inc.:

We consent to the incorporation by reference in the Registration Statement of Travelers Group Inc. (the "Company") on Form S-8, of our report dated January 24, 1994, on our audit of the preacquisition consolidated statements of operations and retained earnings and cash flows for the year ended
December 31, 1993 (the preacquisition consolidated financial statements), which report is included in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1995, and includes an explanatory paragraph referring to changes in the method of accounting for reinsurance in 1993.


/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.


Hartford, Connecticut

September 24, 1996